Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 261 to the Registration Statement of Guggenheim Funds Trust (Form N-1A; File No. 002-19458) of our report dated November 29, 2018 (except for Note 11, as to which the date is December 10, 2018) on the financial statements and financial highlights of Guggenheim Strategy Fund I (one of the series constituting Guggenheim Strategy Funds Trust) included in the 2018 Annual Report to shareholders, as filed on Form N-CSR/A on December 11, 2018.

/s/ Ernst & Young LLP

Tysons, Virginia
December 11, 2018